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                                                                    Exhibit 10.3

                             THE WILLIAMS COMPANIES
                          SUPPLEMENTAL RETIREMENT PLAN
                        (Effective as of January 1, 1988)

                                SECOND AMENDMENT

The Williams Companies Supplemental Retirement Plan, effective as of January 1, 1988 (the "Plan") is hereby amended effective as of the dates set forth below, in the following respects:

     1. A new Section 1.1A of ARTICLE I is hereby added effective January 1, 2002, as follows:

          1.1A Base Pay. The regular wages and salary of a Participant, which does not include any short term disability paid by an Employer, overriding royalties, amounts paid under a phantom override plan, bonuses (including, but not limited to bonuses under The Williams Companies, Inc. Executive Incentive Compensation Plan), salary reduction amounts contributed to The Williams Companies, Inc. Investment Plus Plan or a similar plan, salary reduction amounts contributed to any qualified transportation plan established by an Employer in accordance with Code Section 132(f) or to any cafeteria plan or flexible benefits plan established by an Employer in accordance with Code Section 125 and related sections of the Code, severance pay, cost of living pay, housing pay, relocation pay (including mortgage interest differential) or any such other taxable and non-taxable fringe benefits and extraordinary compensation of any kind.

     2. A new Section 1.3A of ARTICLE I is hereby added effective January 1, 2002, as follows:

          1.3A Code.  The Internal Revenue Code of 1986, as amended.

     3. Section 1.5 of ARTICLE I of the Plan is hereby amended and restated effective January 1, 2002, in its entirety as follows:


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          1.5 Committee.  The Compensation Committee of the Board.

     4. Section 1.7 of ARTICLE I of the Plan is hereby amended and restated effective January 1, 2003, in its entirety as follows:

          1.7 Eligible Employee. Any Employee of an Employer who (i) is a participant in the Pension Plan and (ii) holds a position that has been classified as an executive position by the Company's executive compensation department. A Participant who is not so classified as holding an executive position shall cease to be an Eligible Employee and become a Former Participant as of January 1, 2003. Any exception to the foregoing eligibility requirements shall only be made upon approval of the Chief Executive Officer of the Company.

     5. Section 1.11 of ARTICLE I of the Plan is hereby amended and restated effective January 1, 2002, in its entirety as follows:

          1.11 Normalized Pension Benefit. The pension benefit which would have been paid during a Plan Year to the Participant or his Beneficiary (including a spouse or other contingent annuitant) pursuant to the benefit formula set forth in Section 2.1 of the Pension Plan which is applicable to such Participant and the method of payment selected by the Participant under the Pension Plan, without taking into account the Code Limitations; but taking into account only the Supplemental Retirement Compensation of the Participant in lieu of "Compensation" under Section 2.19 of the Pension Plan; reduced, however in all cases by the Actuarial Equivalent of any amount, if any, payable to the Participant or his Beneficiary (including a spouse or other contingent annuitant) under a Supplemental Retirement Benefits Agreement.

     6. Section 1.12 of ARTICLE I of the Plan is hereby amended and restated effective January 1, 2003, in its entirety as follows:

          1.12 Participant. An Eligible Employee who agrees to be bound by the terms of this Plan by filing such form or forms as the Committee may require. A person who was a Participant in the Plan prior to January 1, 2003 shall cease to


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          be a Participant on January 1, 2003, unless such person continues to be an Eligible Employee, as such term is defined as of January 1, 2003.

     7. A new Section 1.18A of ARTICLE I of the Plan is hereby added effective January 1, 2002, as follows:

          1.18A "Supplemental Retirement Compensation" means, the total wages or salary paid to a Participant each Plan Year by an Employer or an affiliate, including Base Pay, short term disability ("STD") paid by an Employer, overriding royalties, amounts paid under a phantom override plan, bonuses (unless specifically excluded under a written bonus arrangement such as The Williams Companies, Inc. Executive Incentive Compensation Plan), if any, when paid, salary reduction amounts contributed to The Williams Companies, Inc. Investment Plus Plan or a similar plan designated by the "Administrative Committee" under the Pension Plan, salary reduction amounts contributed to any qualified transportation plan established by the Company in accordance with Code Section 132(f) or to any cafeteria plan or flexible benefits plan established by the Company in accordance with Code Section 125 and related sections of the Code, but excluding severance pay, cost of living pay, housing pay, relocation pay (including mortgage interest differential) and all such other taxable and non-taxable fringe benefits and extraordinary compensation, all as determined by the Committee, in its sole and absolute discretion. For purposes of determining "Average Monthly Compensation" under the Pension Plan, the Supplemental Retirement Compensation taken into account with respect to any Plan Year beginning on or after January 1, 2002, shall not exceed three (3) times such Participant's Base Pay for such Plan Year. For purposes of determining an "Accrued Benefit" under the Pension Plan, if a Participant is credited with less than two thousand eighty (2,080) "Hours of Service" under the Pension Plan for determining "Benefit Service" under the Pension Plan during a Plan Year, his Supplemental Retirement Compensation for that Plan Year shall be the product of his actual Supplemental Retirement Compensation for such Plan Year as described above multiplied by a fraction the numerator of which is two thousand eighty (2,080) and the denominator of which is the


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          number of "Hours of Service" under the Pension Plan with which he is credited for such Plan Year.


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     8. ARTICLE IV of the Plan is hereby amended and restated effective January
1, 2002, in its entirety as follows:

          Subject to Section 7.8, a Participant's Supplemental Retirement Benefit, if any and if vested, shall normally commence to be paid at the same time and shall normally be paid pursuant to the same method of payment as is selected by the Participant under the Pension Plan; however, the Committee, in its sole and absolute discretion, is authorized to approve or reject a Participant's request for a time of commencement of payment or a method of payment, or both, hereunder which is different from the time or method of payment under the Pension Plan. A Participant's Supplemental Retirement Benefit shall be reduced by the same survivor pension reduction factors applicable to such Participant's Pension Plan Benefit.

          If a Participant begins to receive benefit payments before age 65 under the Pension Plan, then the Participant's Supplemental Retirement Benefit shall commence at the same time as payments from the Pension Plan and shall be reduced by the same actuarial reduction factors applicable to such Participant's Pension Plan Benefit. A Former Participant shall not be entitled to a distribution of his Supplemental Retirement Benefit solely by reason of the fact that such Former Participant is no longer an Eligible Employee.

     9. In all other respects, the Plan remains unchanged.

IN WITNESS WHEREOF, the Company has caused this Second Amendment of the Plan to be executed this 31st day of December, 2002, to be effective as of the dates set forth above.

                                           THE WILLIAMS COMPANIES, INC.


                                           By: /s/ Michael P. Johnson
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